Exhibit 99.2

Riverbed Announces Preliminary Fourth-Quarter Financial Results

Revenue and Non-GAAP EPS Expected to Exceed Previous Guidance

SAN FRANCISCO – January 20, 2009 – Riverbed Technology (NASDAQ: RVBD) today announced that it expects fourth quarter fiscal 2008 revenues of approximately $91 to $92 million, representing a Riverbed® record for quarterly revenue, and approximately 20% growth over the same period one year ago. Fourth quarter GAAP EPS is expected to be in the range of $0.29 to $0.33 per diluted share. GAAP EPS estimates benefit from the expected reduction of the valuation allowance on Riverbed’s deferred tax assets. Fourth quarter non-GAAP EPS is expected to be in the range of $0.18 to $0.19 per diluted share. Non-GAAP EPS excludes the impact of stock-based compensation, stock-based payroll expenses and related income tax effects, and the reduction in the valuation allowance related to deferred tax assets.

These preliminary fourth quarter revenue and non-GAAP EPS results exceed the guidance the company provided on October 23, 2008. At that time, the company estimated revenue between $87 and $90 million and non-GAAP earnings between $0.15 and $0.17 per share.

“We are pleased with our preliminary fourth quarter financial results,” said Jerry M. Kennelly, Riverbed president and CEO. “We achieved full year 2008 revenue growth of approximately 40% against the backdrop of a challenging global economy. Our results this quarter and customer feedback reinforce that WAN optimization and the ROI benefits provided by Riverbed Steelhead® products resonate in any economic environment.”

As of December 31, 2008, cash, cash equivalents and short-term investments totaled approximately $268 million and the company continues to have no debt. During the fourth quarter, Riverbed repurchased 2.5 million shares of Riverbed stock at a cost of approximately $25 million under the company’s stock repurchase plan and issued the $11 million settlement payment to Quantum Corporation that was recognized during the third quarter 2008.

Riverbed will release fourth quarter and fiscal year 2008 financial results after the market close on Tuesday, February 3, 2009. A live webcast of the earnings conference call will be made available at 2:00 p.m. Pacific Time on the Riverbed Investor Relations website at www.riverbed.com/investors. The conference call and webcast will include forward-looking information. A replay of the audio webcast will be available for 12 months.

About Riverbed

Riverbed Technology is the technology and market leader in WAN optimization solutions for companies worldwide. By enabling application performance over the wide area network (WAN) that is orders of magnitude faster than what users experience today, Riverbed is changing the way people work, and enabling a distributed workforce that can collaborate as if they were local. Additional information about Riverbed (NASDAQ: RVBD) is available at www.riverbed.com.

Riverbed Technology, Riverbed, Steelhead, RiOS, Interceptor, and the Riverbed logo are trademarks or registered trademarks of Riverbed Technology, Inc. All other trademarks used or mentioned herein belong to their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements, including statements relating to the expected demand for Riverbed’s products and services, statements relating to Riverbed’s ability to meet the needs of distributed organizations, and estimates of our preliminary fourth quarter 2008 financial information. We are continuing to review our financial and operating results, and actual results may differ materially from those contained herein. In particular, the preliminary fourth quarter financial information could vary from the above estimates based on our closing our books for the fourth quarter. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to react to trends and challenges in our business and the markets in which we operate; our ability to anticipate market needs or develop new or enhanced products to meet those needs; the adoption rate of our products; our ability to establish and maintain successful relationships with our distribution partners; our ability to compete in our industry; fluctuations in demand, sales cycles and prices for our products and services; shortages or price fluctuations in our supply chain; our ability to protect our intellectual property rights; general political, economic and market conditions and events; and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Riverbed’s business are set forth in our Form 10-Q filed with the SEC on October 30, 2008. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements. Any future product, feature or related specification that may be referenced in this release are for information purposes only and are not commitments to deliver any technology or enhancement. Riverbed reserves the right to modify future product plans at any time.

Use of Non-GAAP Financial Information

To supplement our financial results presented on a GAAP basis, this press release contains a preliminary non-GAAP financial measure of net income (loss) per diluted share, adjusted to exclude stock-based compensation expense and payroll tax expense related to stock option exercises, exclude the income tax effects of preliminary non-GAAP adjustments and reduction in the valuation allowance related to our deferred tax assets, and to include dilutive shares where applicable. We believe these adjustments are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period preliminary GAAP results are made with the intent of providing both management and investors a more complete understanding of Riverbed’s underlying operating results and trends and our marketplace performance. The non-GAAP results are an indication of our baseline performance that are considered by management for the purpose of making operational decisions. In addition, these non-GAAP results are the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss) per diluted share prepared in accordance with generally accepted accounting principles in the United States. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and are subject to limitations.

INVESTOR RELATIONS CONTACT

Renee Lyall

Riverbed Technology, Inc.

415-247-6353

renee.lyall@riverbed.com

MEDIA CONTACT

Kristalle Ward

Riverbed Technology, Inc.

415-247-8140

kristalle.ward@riverbed.com

Riverbed Technology, Inc.

GAAP to Non-GAAP Reconciliation

Unaudited

	Three months ended December 31, 2008 (Preliminary)
	Low end of range	High end of range
GAAP net income per diluted share	$0.29	$0.33
Stock-based compensation and related payroll taxes	0.17	0.17
Income tax effect of non-GAAP adjustments, and changes in valuation allowance	(0.28)	(0.31)

Non-GAAP net income per diluted share	$0.18	$0.19